Filed Pursuant to Rule 424(b)(4)

Registration Number 333-284052

PROSPECTUS

Hepion Pharmaceuticals, Inc.

Up to 3,661,087 Shares of Common Stock

Up to 24,031,223 Pre-Funded Warrants to Purchase 24,031,223 Shares of Common Stock

Up to 27,692,310 Series A Warrants to Purchase up to 27,692,310 Shares of Common Stock

Up to 27,692,310 Series B Warrants to Purchase up to 27,692,310 Shares of Common Stock

Up to 79,415,843 Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants and Series B Warrants

We are offering on a reasonable best efforts basis up to 3,661,087 shares of our common stock, $0.0001 par value per share (“Common Stock”), together with Series A common stock purchase warrants to purchase up to 27,692,310 shares of Common Stock (“Series A Warrants”) and Series B common stock purchase warrants to purchase up to 27,692,310 shares of Common Stock (“Series B Warrants” and together with the Series A Warrants, the “Common Warrants”). Each share of our Common Stock or a Pre-Funded Warrant (as defined below) in lieu thereof, is being sold together with a Series A Warrant to purchase one share of our Common Stock and a Series B Warrant to purchase one share of Common Stock. The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The combined public offering price for each share of Common Stock and accompanying Common Warrants is $0.325. Each Series A Warrant will have an exercise price of $0.40 per share of Common Stock and will be exercisable beginning on the date on which Stockholder Approval (as defined below) is received and deemed effective (the “Initial Exercise Date” or the “Stockholder Approval Date”). Each Series B Warrant will have an exercise price of $0.40 per share of Common Stock and will be exercisable on the Initial Exercise Date. The Series A Warrants will expire on the five year anniversary of the Initial Exercise Date and the Series B Warrants will expire on the two and one-half anniversary of the Initial Exercise Date.

Because a purchaser’s purchase of shares of Common Stock in this offering could otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following consummation of this offering, we are offering to the purchasers pre-funded warrants to purchase up to 24,031,223 shares of Common Stock (the “Pre-Funded Warrants”) in lieu of shares of Common Stock. Each Pre-Funded Warrant will be exercisable for one share of our Common Stock. The purchase price of each Pre-Funded Warrant is $0.3249, which is equal to the price per share at which the shares of Common Stock are being sold to the public in this offering, minus $0.0001 per share, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. This offering also relates to the shares of Common Stock issuable upon exercise of the Common Warrants (the “Common Warrant Shares”), and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”).

The issuance of Common Warrant Shares upon exercise of the Common Warrants is subject to stockholder approval under applicable rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”) (“Stockholder Approval” and the date on which Stockholder Approval is received and deemed effective, the “Stockholder Approval Date”). We intend to hold a meeting to obtain Stockholder Approval as soon as reasonably practicable following the closing of this offering.

Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “HEPA”. The last reported sale price of our Common Stock on the Nasdaq Capital Market on January 21, 2025 was $0.3218 per share. The actual combined public offering price per share of Common Stock and accompanying Common Warrants, and per Pre-Funded Warrant and accompanying Common Warrants, will be fixed for the duration of this offering and was determined between us and the purchasers based on market conditions at the time of pricing, our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the Common Warrants or Pre-Funded Warrants, and we do not expect a market for the Common Warrants or the Pre-Funded Warrants to develop. We do not intend to list the Common Warrants or Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the Common Warrants and the Pre-Funded Warrants will be limited. We anticipate that the shares of our Common Stock to be issued upon exercise of the Common Warrants and the Pre- Funded Warrants will trade on The Nasdaq Capital Market.

We have engaged Laidlaw & Company (UK) Ltd. (the “Placement Agent”) to act as the placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. There is no required minimum number of securities that must be sold as a condition to closing this offering, and there are no arrangements to place the funds in an escrow, trust, or similar account. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. This offering will terminate on January 31, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. We have agreed to pay the Placement Agent the Placement Agent fees as set forth in the table below, which assumes we sell all of the securities offered by this prospectus. See “Plan of Distribution” on page 21 of this prospectus for more information regarding these arrangements.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE BEFORE PURCHASING ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total
Public offering price	$0.325	$0.3249	$9,000,000
Placement Agent Fees(1)	$0.026	$0.0259	$720,000
Proceeds to us, before expenses(2) (3)	$0.299	$0.299	$8,280,000

(1)	We have agreed to pay the Placement Agent a cash fee equal to 8% of the aggregate gross proceeds raised in this offering. We have also agreed to pay the Placement Agent a non-accountable expense allowance of up to $10,000 and to reimburse the Placement Agent for certain of its offering related expenses, including reimbursement for reasonable and documented out-of-pocket accountable legal fees in the amount of up to $75,000. For a description of the compensation to be received by the Placement Agent, see “Plan of Distribution” starting on page 21 for more information.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

(3)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Common Warrants.

The delivery to purchasers of the securities against payment is expected to be made on or about January 23, 2025, subject to satisfaction of customary closing conditions.

Sole placement agent

LAIDLAW & COMPANY (UK) LTD.

The date of this prospectus is January 21, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or contained in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus and the information incorporated by reference herein and therein contains references to trademarks, trade names and service marks belonging to us or other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable owner will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, trade names, and service marks included or incorporated by reference into this prospectus are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

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PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Hepion” or the “Company” in this prospectus mean Hepion Pharmaceuticals, Inc.

Business Overview

We are a biopharmaceutical company headquartered in Edison, New Jersey, focused on the development of drug therapy for treatment of chronic liver diseases. This therapeutic approach targets fibrosis, inflammation, and shows potential for the treatment of hepatocellular carcinoma associated with non-alcoholic steatohepatitis (“NASH”), viral hepatitis, and other liver diseases. Our cyclophilin inhibitor, rencofilstat (formerly CRV431), was being developed to offer benefits to address multiple complex pathologies related to the progression of liver disease.

In December 2023, our board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. We incurred a one-time restructuring charge of approximately $0.7 million in the fourth quarter of 2023. Additionally, we have initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. On April 19, 2024, we announced that we have begun wind-down activities in our ASCEND- NASH clinical trial. We did not have access to sufficient funding to complete the study, as designed. The wind-down activities were implemented to halt further clinical activities other than those which would allow for an orderly and patient safety manner that would meet the minimum FDA requirements for safely closing a clinical trial. All clinical trial activities were completed and the trial was closed in August 2024.

Recent Developments

Merger and Financing Transaction

As previously disclosed on July 19, 2024, Hepion, Pharma Two B Ltd., a company organized under the laws of the State of Israel (“Parent”), and Pearl Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, Merger Sub was to merge with and into Hepion (the “Merger”), with Hepion surviving the Merger as an indirect wholly owned subsidiary of Parent.

Concurrently with the Merger, on July 19, 2024, we entered into a Securities Purchase Agreement (the “SPA”) with certain purchasers pursuant to which we sold an aggregate of $2.9 million in principal amount of our Original Issue Discount Senior Unsecured Nonconvertible Notes (the “Notes”). The Notes were due on the earlier of: (i) December 31, 2024, (ii) the date of the closing of the Merger, (iii) the date that the Merger was terminated pursuant to the terms of the Merger Agreement, or (iv) such earlier date as the Notes were required or permitted to be repaid as provided in the Notes, as may be extended at the option of the holders of the Notes as described in the Notes.

Pursuant to the SPA, we delivered to each purchaser (i) a Note with a principal amount equal to such purchaser’s subscription amount multiplied by 1.16, and (ii) a number of shares of Common Stock equal to 19.99% of the total outstanding shares of Common Stock, multiplied by such purchaser’s subscription amount, divided by $2,500,000.

On December 10, 2024, Parent informed us that Nasdaq would not exclude historical losses of Hepion from its burn rate calculation and as a result on December 10, 2024, Hepion, Pharma Two B and Merger Sub entered into an agreement to terminate the Merger Agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, the Merger Agreement was terminated and the Notes became due and payable. We intend on paying the principal amount of the Notes and accrued interest in the amount of approximately $24,000 through December 31, 2024 with a portion of the net proceeds from this offering.

Nasdaq Listing Status

On September 3, 2024, we received written notice from Nasdaq indicating that the bid price for our Common Stock for the last 30 consecutive business days, had closed below the minimum $1.00 per share and, as a result, we were not in compliance with the $1.00 minimum bid price requirement for the continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until March 3, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during this 180 day period. If we are not in compliance by March 3, 2025, we may qualify for a second 180 calendar day compliance period. If we do not qualify for, or fail to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our Common Stock, at which point we would have an option to appeal the delisting determination to a Nasdaq hearings panel.

On November 20, 2024, we received written notice from Nasdaq indicating that since our Form 10-Q for the period ended September 30, 2024 reported a stockholders’ deficit of ($406,685) and we did not meet the alternatives of minimum of $35 million market value of listed securities or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years (the “Listing Rule”), we no longer complied with the Listing Rule. Under the Listing Rule, we have 45 days to submit a plan to regain compliance. On January 3, 2025, we submitted a plan to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the November Notice to evidence compliance. In the event Nasdaq does not accept our plan, we will have the opportunity to appeal to a hearings panel. There can be no assurance that we will be successful in maintaining our listing of our common stock on the Nasdaq Capital Market.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and our common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

Corporate History and Information

We were incorporated under the laws of the State of Delaware in May 2013. Our principal executive offices are located at c/o Clementi Associates, 919 Conestoga Road, Building 3, Suite 115, Rosemont, PA 19010. Our telephone number is (973) 214-3273.

THE OFFERING

Common Stock Offered by Us	Up to 3,661,087 shares of Common Stock. The combined public offering price for each share of Common Stock and accompanying Common Warrants is $0.325.

Pre-Funded Warrants Offered by Us

We are also offering to those purchasers, if any, whose purchase of the Common Stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following consummation of this offering, the opportunity to purchase, if they so choose, Pre-Funded Warrants in lieu of the Common Stock that would otherwise result in ownership in excess of 4.99% (or 9.99% as applicable) of our Common Stock.

The purchase price of each Pre-Funded Warrant and accompanying Common Warrant will equal the price per share of Common Stock and accompanying Common Warrant being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share.

Each Pre-Funded Warrant will be immediately exercisable and may be exercised at any time until exercised in full. There is no expiration date for the Pre-Funded Warrants. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus.

Series A Warrants Offered by Us

Each share of our Common Stock and each Pre-Funded Warrant to purchase one share of our Common Stock is being sold together with a Series A Warrant to purchase one share of our Common Stock. Each Series A Warrant will have an exercise price of $0.40 per share, will be exercisable at any time beginning on the Stockholder Approval Date (the “Initial Exercise Date”) and will expire on the five year anniversary of the Initial Exercise Date.

This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Series A Warrants. Because we will issue a Series A Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Series A Common Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and Pre-Funded Warrants sold.

Series B Warrants Offered by Us

Each share of our Common Stock and each Pre-Funded Warrant to purchase one share of our Common Stock is being sold together with a Series B Warrant to purchase one share of our Common Stock. Each Series B Warrant will have an exercise price of $0.40 per share, will be exercisable at any time beginning on the Initial Exercise Date and will expire on the two and one-half (2.5) year anniversary of the Initial Exercise Date.

This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Series B Common Warrants. Because we will issue a Series B Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and Pre-Funded Warrants sold.

Common Stock Outstanding Prior to this Offering	6,958,371 shares of Common Stock

Common Stock to be Outstanding After this Offering	34,650,681 shares of Common Stock, assuming the exercise of 24,031,223 Pre-Funded Warrants and no exercise of the Common Warrants being offered in this offering.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $8.0 million, after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of the Common Warrants. We intend to use the net proceeds from this offering to repay the Notes in the principal amount of $2.9 million plus accrued interest of approximately $24,000 through December 31, 2024 and for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary products, technologies or businesses, however, we have no current commitments or obligations to do so. See “Use of Proceeds” on page 8 for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Reasonable best efforts offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 21 of this prospectus.

Nasdaq Capital Market symbol	Our Common Stock is listed on The Nasdaq Capital Markets under the symbol “HEPA”. There is no established trading market for the Pre-Funded Warrants, Series A Warrants or Series B Warrants and we do not expect a trading market to develop. We do not intend to list the on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 6,958,371 shares outstanding as of December 31, 2024 and excludes as of that date:

●	390,667 shares of our common stock issuable upon exercise of outstanding options at a weighted average price of $7.64 per share;

●	50,000 restricted stock units;

●	2,450,983 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.91 per share;

●	89,750 of placement agent warrants from 2020 and 2021 with strike prices ranging from $37.50- $50.00 each, and the expiration dates are in 2025 and 2026.

●	159 shares of our common stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock;

●	788 shares of our common stock issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock; and

●	73,000 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to deciding about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Business

We may not be able to repay the Notes and accrued interest which would have a material adverse effect on our business and financial condition.

On December 11, 2024, we mutually terminated the Merger Agreement with Pharma Two B and the Notes in the principal amount of $2.9 million and accrued interest became due and payable. As of the date of filing of this registration statement, we have not repaid the Notes and we intend to use a portion of the net proceeds from this offering to repay the Notes. If we do not repay the Notes, the effect would have a material adverse effect on our business and financial condition.

Risks Related to This Offering

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investors in this offering.

Sales of a substantial number of our shares of common stock in the public markets, or the perception that such sales could occur, could cause our stock price to fall.

We may issue and sell additional shares of commons stock in the public markets, including during this offering. As a result, a substantial number of our shares of common stock may be sold in the public market. Sales of a substantial number of our shares of common stock in the public markets, including during this offering, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Because we do not currently intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain with respect to your investment for the foreseeable future.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of common stock or other securities, including, but not limited to preferred stock, options, warrants, restricted stock units or other derivative securities convertible into our common stock, may result in significant dilution to our stockholders and may decrease our stock price.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increases the value of any investment in our securities or enhances stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and government securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of Common Stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire products or licenses, commercialize our products and services, or continue our operations. See “Use of Proceeds” on page 8 for a more complete description of the intended use of proceeds from this offering.

As the public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Common Stock in this offering, you will pay more for your shares of Common Stock than the amount paid by our existing stockholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid per share of Common Stock. We expect the dilution as a result of the offering to be $0.105 per share to new investors purchasing our shares of Common Stock and Series A Warrants and Series B Warrants in this offering. In addition, you will experience further dilution to the extent that we issue shares of our Common Stock upon the exercise of any warrants, including the Series A Warrants and Series B Warrants, issued in this offering, or exercise of stock options under any stock incentive plans. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

There is no public market for the Series A Warrants or Series B Warrants being offered in this offering.

There is no established public trading market for the Series A Warrants or Series B Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants, Series A Warrants or Series B Warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the Series A Warrants and Series B Warrants will be limited.

Holders of Series A Warrants and Series B Warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our Common Stock.

Until holders of Series A Warrants and Series B Warrants acquire shares of our Common Stock upon exercise of such warrants, holders of Series A Warrants and Series B Warrants will have no rights with respect to the shares of our Common Stock underlying such warrants. Upon exercise of the Series A Warrants and Series B Warrants, as applicable, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants, Series A Warrants and Series B Warrants are speculative in nature.

The Pre-Funded Warrants, Series A Warrants and Series B Warrants do not confer any rights of Common Stock ownership on their respective holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; (ii) agreement to not enter into variable rate financings for six months from closing, subject to exceptions; (iii) agreement to not enter into any financings for 60 days from closing; and (iv) indemnification for breach of contract.

The Series A Warrants and Series B Warrants may not have value.

The Series A Warrants being offered by us in this offering have an exercise price of $0.40 per share of Common Stock, and expire on the five year anniversary of the Initial Exercise Date. The Series B Warrants being offered by us in this offering have an exercise price of $0.40 per share of Common Stock, and expire on the two and one-half of the Initial Exercise Date. In the event that our Common Stock does not exceed the exercise price of the Series A Warrants or Series B Warrants, as applicable, during the period when such warrants are exercisable, such warrants may not have any value.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

We are selling a substantial number of shares of our Common Stock in this offering, which could cause the price of our Common Stock to decline.

In this offering, we are offering up to 3,661,087 shares of Common Stock, 24,031,223 Pre-Funded Warrants to purchase up to 24,031,223 shares of Common Stock, Series A Warrants to purchase up to 27,692,310 shares of Common Stock and Series B Warrants to purchase up to 27,692,310 shares of Common Stock. The existence of the potential additional shares of our Common Stock in the public market, or the perception that such additional shares may be in the market, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our Common Stock.

Our common stock may be delisted if we fail to comply with continued listing standards.

If we fail to meet any of the continued listing standards of The Nasdaq Capital Market, our common stock could be delisted from The Nasdaq Capital Market. These continued listing standards include specifically enumerated criteria, such as:

●	a $1.00 minimum closing bid price;
●	stockholders’ equity of $2.5 million;
●	500,000 shares of publicly-held common stock with a market value of at least $1 million;
●	300 round-lot stockholders; and
●	compliance with Nasdaq’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of Nasdaq’s discretionary authority.

If we fail to comply with Nasdaq’s continued listing standards, we may be delisted and our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board, or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements. In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. Finally, delisting of our common stock could result in our common stock becoming a “penny stock” under the Exchange Act.

On September 3, 2024, we received written notice from Nasdaq indicating that the bid price for our Common Stock for the last 30 consecutive business days, had closed below the minimum $1.00 per share and, as a result, we were not in compliance with the $1.00 minimum bid price requirement for the continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until March 3, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during this 180 day period. If we are not in compliance by March 3, 2025, we may qualify for a second 180 calendar day compliance period. If we do not qualify for, or fails to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our Common Stock, at which point we would have an option to appeal the delisting determination to a Nasdaq hearings panel. We intend to actively monitor the closing bid price of its Common Stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price under the Nasdaq Listing Rules.

On November 20, 2024, we received written notice from Nasdaq indicating that since our Form 10-Q for the period ended September 30, 2024 reported a stockholders’ deficit of ($406,685) and we did not meet the alternatives of minimum of $35 million market value of listed securities or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, we no longer complied with the Listing Rule. Under the Listing Rule, we have 45 days to submit a plan to regain compliance. On January 3, 2025 we submitted a plan to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the November Notice to evidence compliance. In the event Nasdaq does not accept our plan, we will have the opportunity to appeal to a hearings panel. There can be no assurance that we will be successful in maintaining our listing of our common stock on the Nasdaq Capital Market.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 3,661,087 shares of Common Stock at the combined public offering price of $0.325 per share and accompanying Common Warrants and 24,031,223 Pre-Funded Warrants in this offering at a combined public offering price of $0.3249 per Pre-Funded Warrant and accompanying Common Warrants, after deducting placement agent fees and other estimated offering expenses payable by us, and assuming no exercise of the Common Warrants being issued in this offering, will be approximately $8.0 million. If the Common Warrants are exercised in full for cash, the estimated net proceeds will increase to approximately $30 million. We cannot predict when, or if, the Common Warrants will be exercised. It is possible that the Common Warrants may expire and may never be exercised for cash.

However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell any or all of the securities we are offering. As a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds from this offering to repay the Notes in the principal amount of $2.9 million plus accrued interest of approximately $24,000 through December 31, 2024 and for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary products, technologies or businesses, however, we have no current commitments or obligations to do so. The Notes have a maturity date of December 31, 2024 and have been accruing interest at fourteen percent (14.0%) per annum since that date. As of the date of this prospectus, we have not received an Event of Default Notice from any of the holders of the Notes.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. Predicting the cost necessary to develop our products and services can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and government securities.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted to the extent of the difference between the assumed public offering price per share of our Common Stock (assuming the exercise for cash of all Pre-Funded Warrants) and the as adjusted net tangible book value per share of our Common Stock immediately after this offering (assuming the exercise for cash of all Pre-Funded Warrants issued in this offering).

As September 30, 2024, we had a historical net tangible book value of $(406,685), or $(0.06) per share of common stock, based on 6,958,371 shares of Common Stock outstanding at September 30, 2024. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at September 30, 2024, divided by the number of shares of Common Stock outstanding at September 30, 2024.

After giving effect to the sale of up to 3,661,087 shares of Common Stock or up to 24,031,223 Pre-Funded Warrants in lieu of shares of Common Stock (and the full exercise of those Pre-Funded Warrants), and accompanying Series A Warrants and Series B Warrants in this offering at a combined public offering price of $0.325 per share of Common Stock and accompanying Series A Warrant and Series B Warrant, and after deducting the Placement Agent fees and estimated offering expenses payable by us, excluding the proceeds, if any, from the cash exercise of the Series A Warrants and Series B Warrants issued in this offering, our as adjusted net tangible book value at September 30, 2024 would have been $7,548,316, or $0.22 per share of Common Stock. This represents an immediate increase in as adjusted net tangible book value of $0.28 per share to existing stockholders and immediate dilution of $0.105 per share to new investors purchasing securities in this offering.

The following table illustrates this dilution on a per share basis:

Combined public offering price per share of Common Stock and accompanying Series A Warrant and Series B Warrant		$0.325
Net tangible book value (deficit) per share of common stock as of September 30, 2024	$(0.06)
Increase in net tangible book value per share of common stock attributable to new investors	0.28
As adjusted net tangible book value per share immediately after this offering		0.22

Dilution per share to new investors in this offering		$0.105

The number of shares of our Common Stock to be outstanding after this offering is based on 6,958,371 shares of our Common Stock outstanding as of September 30, 2024 and excludes as of such date:

●	390,667 shares of our common stock issuable upon exercise of outstanding options at a weighted average price of $7.64 per share;

●	50,000 restricted stock units;

●	2,450,983 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.91 per share;

●	159 shares of our common stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock;

●	89,750 of placement agent warrants from 2020 and 2021 with strike prices ranging from $37.50- $50.00 each, and the expiration dates are in 2025 and 2026.

●	788 shares of our common stock issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock; and

●	73,000 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

To the extent that stock options or warrants are exercised, new stock options are issued under our equity incentive plan, or we issue additional common stock or common stock equivalents in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT

Set forth below is certain information with respect to the individuals who are our directors and executive officers as of December 31, 2024:

Name	Age	Position(s)

John P. Brancaccio	76	Interim Chief Executive Officer, Chief Financial Officer and Director
Timothy Block, Ph.D.	68	Director
Kaouthar Lbiati, M.D.	45	Director
Michael Purcell	67	Director

John P. Brancaccio, a retired CPA, has served as Interim Chief Executive Officer and Chief Financial Officer since August 2024 and a director of our Company since May 15, 2013. Mr. Brancaccio was the Chief Financial Officer of Accelerated Technologies, Inc., an incubator for medical device companies from April 2004 until May 2017. Mr. Brancaccio served as a director for Callisto Pharmaceuticals, Inc. from April 2004 until its merger with Synergy Pharmaceuticals, Inc. in January 2013 and was formerly a director of Tamir Biotechnology, Inc. (formerly Alfacell Corporation) since April 2004 until May 2020. He is also a director of Rasna Therapeutics, Inc. since September 2016, OKYO Pharma Limited since June 2020 and Tiziana Life Sciences plc since July 2020. Mr. Brancaccio’s chief financial officer experience provides him with valuable financial and accounting expertise which the Board believes qualifies him to serve as a director of our Company.

Dr. Timothy Block has served as a director of our Company since November 26, 2013. Dr. Block is Professor of Microbiology and Immunology, Drexel University College of Medicine and Director of its Drexel Institute for Biotechnology and Virology Research, and is also the Co-founder and President of the Hepatitis B Foundation (HBF) and its Baruch S. Blumberg Institute (formerly called the Institute for Hepatitis and Virus Research). Dr. Block is also President and CEO of the Pennsylvania Biotechnology Center. Dr. Block has been a member of medical school faculties as a professional researcher for more than 28 years, publishing more than 180 papers, 12 U.S. patents, and since 2006, has led or “co-led” more than $50 million in research funding. Honors include an honorary Medical Doctorate (Bulgarian Academy of Medicine); the Lifetime Achievement Award from the Centrals Bucks Chamber of Commerce; named one of the regions 100 Most Outstanding People of the Century by the Daily Intelligencer; Distinguished Service Recognition from the National Cancer Institute’s Early Detection Research Network; and a Special Citation from the U.S. House of Representatives in recognition of “outstanding achievements.” Dr. Block has given frequent testimony to the U.S. Congress and State legislatures; has served on U.S. FDA and numerous NIH panels as well as commercial boards including the Bristol Myers Squibb Entecavir Advisory Board. In 2009, Dr. Block was named an elected Fellow of the American Association for the Advancement of Science (AAAS). Dr. Block’s experience and expertise in the medical field with respect to Hepatitis B qualifies him to serve as a director of our Company.

Kaouthar Lbiati, M.D. has served as a director of our Company since June 2022. Dr. Lbiati is an experienced business leader focusing on value creation, value-inflection milestones and portfolio growth. Since November 2017, Dr Lbiati has been helping early and late stage immune-oncology biotech companies such as, Cytovia Therapeutics, Steba Biotech and Immune Pharmaceuticals, better define their corporate strategy, optimize technology platforms, prioritize their pipeline and portfolio, effectively pitching their value proposition to investors and partners in order to secure funding and deals. Within Cytovia Therapeutics ; a biopharmaceutical company specializing in NK cell therapies, Dr Lbiati held non-executive and executive roles. She started as Advisor to the CEO in May 2020 for (3) months then, Vice President Product Strategy until July 2021 and Vice President, Strategy & Corporate Development until November 2022. Previously, Dr. Lbiati served, for over a decade, in global and regional leadership roles at Amgen, Glaxo Smith Kline, and Sanofi, where she supported the registration, launch and/or indication extension and reimbursement of several innovative cancer drugs such as – Blincyto®, Jevtana® and Votrient® – in the U.S., EU and MENA regions, with a focus on medical affairs; strategic planning, health economics and outcomes research; and market access across multiple countries. Dr. Lbiati received a Doctor of Medicine degree from Rabat, Morocco’s Mohammed V University, a fellowship in oncology from the Gustave Roussy Institute in Paris, a Specialized Executive Master’s degree in Strategy & Management from ESSEC Business School in Paris, and a Master of Science in International Policy and Health Economics from the London School of Economics. In 2022, she was certified from Columbia Business School in Corporate Governance and from Harvard Business School in finance. Dr. Lbiati’s experience at biopharmaceutical and biotechnology companies and background qualifies her to be a director of our Company.

Michael Purcell has served as a director of our company since March 2024. Mr. Purcell is a certified public accountant and became an independent business consultant following retirement in 2015. Mr. Purcell spent more than 36 years with Deloitte & Touche LLP (“Deloitte”), where he was an audit partner and the Philadelphia office leader of Deloitte’s middle-market and growth enterprise services. Mr. Purcell has served on the boards of directors of numerous companies and organizations, and currently serves as lead independent director of International Money Express, Inc. Mr. Purcell also serves as a director and a member of the audit committee for each of CFG Bank and Hyperion Bank and as a director of several other for-profit and non-profit entities. Mr. Purcell formerly served as chairman of the board, director and chair of the audit committee of publicly traded Tabula Rasa HealthCare, Inc. from 2018 until 2023. He is a member of the American Institute of Certified Public Accountants and a former President of the Philadelphia Chapter of the Pennsylvania Institute of Certified Public Accountants. Mr. Purcell holds a bachelor’s degree from Lehigh University and a master’s degree in business administration from Drexel University. We believe that Mr. Purcell’s extensive public accounting experience coupled with his experience serving on boards of directors make him well qualified to serve as a director.

Family Relationships and Other Arrangements

There are no family relationships among our directors and executive officers. There are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Board Leadership Structure and Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our interim CEO communicates frequently with members of the Board to discuss strategy and challenges facing our company.

Director Independence

Our Board has determined that a majority of the Board consists of members who are currently “independent” as that term is defined under Nasdaq Listing Rule 5605(a)(2). The Board considers Drs. Bloc and Lbiati and Mr. Purcell to be “independent.”

Information Regarding Board Committees

Our Board has established standing Audit, Compensation and Corporate Governance/Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All committees operate under a written charter adopted by our Board, each of which is available on our Internet website at www.hepionpharma.com/investors/governance.

Audit Committee

The Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent registered public accountants, (ii) appointing, replacing and discharging the independent registered public accounting firm, (iii) pre-approving the professional services provided by the independent registered public accounting firm, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent registered public accounting firm, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent registered public accounting firm. The Audit Committee also prepares the Audit Committee report that is required pursuant to the rules of the SEC.

The Audit Committee currently consists of Mr. Purcell, chairman, Dr. Block and Dr. Lbiati. We believe that each of Mr. Purcell, Dr. Block and Dr. Lbiati is “independent” as that term is defined under applicable SEC and Nasdaq rules. Mr. Purcell is our audit committee financial expert. The Board has adopted a written charter setting forth the authority and responsibilities of the Audit Committee. The charter is available on our website at www.hepionpharma.com.

Compensation Committee

The Compensation Committee has responsibility for assisting the Board in, among other things, (i) evaluating and making recommendations regarding the compensation of the executive officers and directors of our company, (ii) assuring that the executive officers are compensated effectively in a manner consistent with our stated compensation strategy, (iii) producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC, (iv) periodically evaluating the terms and administration of our incentive plans and benefit programs and (v) monitoring of compliance with the legal prohibition on loans to our directors and executive officers.

The Compensation Committee currently consists of Mr. Purcell, Dr. Block and Dr. Lbiati. We believe that all of the members are “independent” under the current listing standards of Nasdaq. The Board has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee which is available on our website at www.hepionpharma.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee was, during the year ended December 31, 2023, an officer or employee of ours, was formerly an officer of ours or had any relationship requiring disclosure by us under Item 404 of Regulation S-K. No interlocking relationship as described in Item 407(e)(4) of Regulation S-K exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee has responsibility for assisting the Board in, among other things, (i) effecting board organization, membership and function including identifying qualified board nominees, (ii) effecting the organization, membership and function of board committees including composition and recommendation of qualified candidates, (iii) establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers, (iv) development and evaluation of criteria for board membership such as overall qualifications, term limits, age limits and independence and (v) oversight of compliance with the Corporate Governance Guidelines. The Corporate Governance/Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors. Potential nominees are identified by the Board based on the criteria, skills and qualifications that have been recognized by the Corporate Governance/Nominating Committee. While our nomination and corporate governance policy does not prescribe specific diversity standards, the Corporate Governance/Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, differences in viewpoints and skills, and personal qualities that will result in a well-rounded Board.

The Corporate Governance/Nominating Committee currently consists of Dr. Block, chairman, Dr. Lbiati and Mr. Purcell. We believe that all of the members are “independent” under the current listing standards of Nasdaq. Our Board has adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee which is available on our website at www.hepionpharma.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. All of our employees, including our executive officers and directors, are required to comply with our Code of Business Conduct and Ethics.

The full text of the Code of Business Conduct and Ethics is posted on our website at http://www.hepionpharma.com/investors/governance. Any waiver of the Code of Business Conduct and Ethics for directors or executive officers must be approved by our Audit Committee. We will disclose future amendments to our Code of Business Conduct and Ethics, or waivers from our Code of Business Conduct and Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from our Code of Business Conduct and Ethics for our other executive officers and our directors on our website. A copy of our Code of Business Conduct and Ethics will also be provided free of charge upon request to info@hepionbiopharma.com.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains compensation information for our Chief Executive Officer and certain other executives who were the most highly compensated executive officers for the years ended December 31, 2024 and 2023.

				Non-equity incentive
				plan
Name & Principal			Options	compensation
position	Year	Salary ($)	granted ($)	($)	Total ($)

John Cavan	2024	538,889	0	0	538,889
Former Interim Chief Executive Officer and Chief Financial Officer(1)	2023	400,000	0	0	400,000
John Brancaccio (2)	2024	313,905	188,424	0	502,329
Interim Chief Executive Officer and Chief Financial

(1)	Mr. Cavan left the Company in August 2024. His total compensation includes a severance payment of $272,222.

(2)	Mr. Brancaccio was appointed Interim Chief Executive Officer and Chief Financial Officer in August 2024. He was appointed the Executive Chairman effective March 2024, and served as a board member prior to that.

Outstanding Equity Awards as of December 31, 2024

	Number of Securities
	Underlying Unexercised		Option	Option
	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
John Brancaccio	85,000	—	2.56	2/19/2034
Interim Chief Executive Officer and Chief Financial Officer	10,000	—	34	5/18/2031
	1,500	—	74.4	8/19/2030
	3,000	—	32.6	4/3/2030
	49	—	64.8	7/24/2029
	6	—	11,648	7/19/2026

Director Compensation

During year ended December 31, 2024, our non-employee directors received the following compensation for their services on the Board and its committees:

Name	Cash Fees	Option Awards(1)	Total
Gary S. Jacob (2)	$37,823	$132,653	$170,476
Timothy Block (3)	86,193	188,424	274,617
Kaouthar Lbiati (4)	85,543	188,424	273,967
Anand Reddi	28,934	0	28,934
Petrus Wjjngaard	13,985	0	13,985
Michael Purcell (5)	59,563	114,500	174,063

(1)	Represents the grant date fair value of the option awards and RSUs granted during the fiscal years ended December 31, 2024, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation.
(2)	As of December 31, 2024, Dr. Gary Jacob held 102,055 option awards all of which are exercisable.
(3)	As of December 31, 2024, Dr. Block held 99,555 option awards all of which are exercisable.
(4)	As of December 31, 2024, Dr. Kaouthar Lbiati 88,000 options awards of which 87,000 are exercisable.
(5)	As of December 31, 2024, Mr. Purcell held 50,000 RSUs, which are currently unvested.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of December 31, 2024, based on 6,958,371 shares issued and outstanding by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) our executive officers and (iv) all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days of the Record Date. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Hepion Pharmaceuticals, Inc., c/o Clementi Associates, 919 Conestoga Road, Building 3, Suite 115, Rosemont, PA 19010.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of common stock Beneficially Owned
Directors and Executive Officers
John Cavan (1)	-	-
John Brancaccio (2)	99,906	1.4
Dr. Timothy Block (3)	99,906	1.4
Dr. Kaouthar Lbiati (4)	88,000	1.3
Michael Purcell (5)	50,000	*

All current executive officers and directors as a group (4 persons)	337,812	4.7

* less than one percent.

(1)	Mr. Cavan left Hepion as interim CEO in August 2024.

(2)	Consists of 351 shares of Hepion Common Stock and 99,555 shares underlying options of Hepion Common Stock exercisable within 60 days of December 31, 2024.

(3)	Consists of 351 shares of Hepion Common Stock and 99,555 shares underlying options of Hepion Common Stock exercisable within 60 days of December 31, 2024.

(4)	Consists of options to purchase 87,000 shares of Hepion Common Stock exercisable within 60 days of December 31, 2024.

(5)	Consists of 50,000 restricted stock units (RSUs) which vest upon a change of control. Mr. Purcell joined the Board of Hepion in March 2024.

RELATED PARTIES

The following is a description of transactions or series of transactions since January 1, 2023 or any currently proposed transaction, to which we were or are to be a participant and in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know hold more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements with our directors and executive officers.

None

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Our authorized capital stock consists of 120,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”) in one or more series. As of December 31, 2024, we had outstanding 6,958,371 shares of our Common Stock, 85,851 shares of our Series A Convertible Preferred Stock and 1,688 shares of our Series C Convertible Preferred Stock.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our Company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Series A Warrants

The following summary of certain terms and provisions of the Series A Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A Common Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series A Common Warrant for a complete description of the terms and conditions of the Series A Common Warrants.

The issuance of Common Warrant Shares upon exercise of the Series A Warrants is subject to Stockholder Approval under applicable rules and regulations of Nasdaq.

The following is a brief summary of the Series A Warrants and is still subject in all respect to the provisions contained in the form of Series A Warrants.

Duration and Exercise Price

Each Series A Common Warrant will have an exercise price equal to $0.40 per share, will become exercisable on the Stockholder Approval Date (the “Initial Exercise Date”) and will expire on the fifth anniversary of the Initial Exercise Date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Series A Warrants will be issued separately from the Common Stock and may be transferred separately immediately thereafter.

Exercisability

The Series A Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s Common Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

Cashless Exercise

If, at the time a holder exercises its Series A Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series A Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series A Warrant.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Warrants. Additionally, as more fully described in the Series A Warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exercise Price Adjustments

In addition, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the Placement Agency Agreement), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock, at an effective price per share less than the exercise price of the Series A Warrants then in effect, the exercise price of the Series A Warrants will be reduced to the lower of such price or the lowest VWAP during the five consecutive trading days immediately following such dilutive issuance or announcement thereof (subject to a floor price of $0.1625 prior to the Stockholder Approval Date and a floor price of $0.064336 beginning on the Stockholder Approval Date, each the “Floor Price”), and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the 11th trading day after Stockholder Approval (the “Reset Date”), the Series A Warrants’ exercise price will be adjusted to equal the lowest of (i) the exercise price then in effect, (ii) the greater of (a) the lowest daily volume weighted average price of the shares of Common Stock during the period commencing on the first trading day after the Stockholder Approval Date and ending following the close of trading on the tenth trading day thereafter (the “Reset Period”), and (b) the Floor Price in effect as of the Reset Date, and (iii) the lowest volume weighted average price during the Reset Period, and the number of shares issuable upon exercise will be will be increased such that the aggregate exercise price of the warrants on the issuance date for the shares of Common Stock underlying the warrants then outstanding shall remain unchanged.

The exercise price and the number of shares issuable upon exercise of the Series A Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our Common Stock.

Any reduction to the exercise prices of the Series A Warrants and resulting increase in the number of shares of Common Stock underlying the Warrants will be subject to the Floor Price.

Transferability

Subject to applicable laws, a Series A Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series A Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series A Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Series A Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Common Warrant.

Waivers and Amendments

The Series A Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Series B Warrants

The following summary of certain terms and provisions of the Series B Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series B Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series B Warrant for a complete description of the terms and conditions of the Series B Warrants.

The issuance of Common Warrant Shares upon exercise of the Series B Warrants is subject to Stockholder Approval under applicable rules and regulations of Nasdaq.

Duration and Exercise Price

Each Series B Warrant will have an exercise price equal to $0.40 per share, will become exercisable on the Initial Exercise Date and will expire on the two and one-half (2.5) year anniversary of the Initial Exercise Date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Series B Warrants will be issued separately from the Common Stock and may be transferred separately immediately thereafter.

Exercisability

The Series B Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s Series B Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

Cashless Exercise & and Alternative Cashless Exercise

If, at the time a holder exercises its Series B Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series B Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series B Warrant.

Holders may also effect an “alternative cashless exercise” at any time while the Series B Warrants are outstanding following the Initial Exercise Date. Under the alternate cashless exercise option, the holder of the Series B Warrant, has the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of shares of Common Stock that would be issuable upon a cashless exercise of the Series B Warrant and (ii) 3.0.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series B Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B Warrants. Additionally, as more fully described in the Series B Warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of Series B Warrants on the date of consummation of such transaction.

Exercise Price Adjustments

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series B Common Warrants then in effect, then the exercise price of the Series B Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the 11th trading day after Stockholder Approval (the “Reset Date”), the Series B Warrants’ exercise price will be adjusted to equal the lowest of (i) the exercise price then in effect, (ii) the greater of (a) the lowest daily volume weighted average price of the shares of Common Stock during the period commencing on the first trading day after the Stockholder Approval Date and ending following the close of trading on the tenth trading day thereafter (the “Reset Period”), and (b) the Floor Price in effect as of the Reset Date, and (iii) the lowest volume weighted average price during the Reset Period, and the number of shares issuable upon exercise will be will be increased such that the aggregate exercise price of the warrants on the issuance date for the shares of Common Stock underlying the warrants then outstanding shall remain unchanged.

The exercise price and the number of shares issuable upon exercise of the Series B Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our Common Stock.

Any reduction to the exercise prices of the Series B Warrants and resulting increase in the number of shares of Common Stock underlying the Series B Warrants will be subject to the Floor Price.

Transferability

Subject to applicable laws, a Series B Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Series B Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series B Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series B Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series B Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Series B Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Series B Warrant.

Waivers and Amendments

The Series B Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share of Common Stock equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Pre-Funded Warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of Common Stock.

Cashless Exercise

The Pre-Funded Warrants may also be exercised, in whole or in part, by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Pre-Funded Warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded down to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. The Common Stock issuable upon exercise of the Pre-Funded Warrants is currently listed on the Nasdaq Capital Market

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, dividends or other rights as a stockholder of us, until the holder exercises the Pre-Funded Warrant.

Warrant Certificate

The Pre-Funded Warrants will be issued in certificated form.

Waivers and Amendments

The Pre-Funded Warrants may be modified or amended, or the provisions thereof waived with the written consent of us and the respective holder.

Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “HEPA.”

Plan of Distribution

Pursuant to the terms and conditions contained in the placement agent agreement, dated January 21, 2025 (the “Placement Agent Agreement”), we have engaged the Placement Agent to act as our exclusive placement agent to solicit offers to purchase the shares of Common Stock, Series A Warrants and Series B Warrants. The Placement Agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the shares of Common Stock, the Series A Warrants and the Series B Warrants being offered. The terms of this offering were subject to market conditions and negotiations between us, the Placement Agent and prospective investors. This is a reasonable best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent may retain sub-agents and selected dealers in connection with this offering.

Investors purchasing the securities offered hereby will have the option to execute a securities purchase agreement with us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of six months following the closing of the offering, subject to certain exceptions; and (ii) a covenant to not enter into any equity financings for 60 days from closing of the offering, subject to certain exceptions.

We negotiated the offering price for the shares in this offering with prospective investors. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for the industry in which we compete, our past and present operations and our prospects for future revenues.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of Common Stock, no subsequent equity sales for 60 days from the closing of this offering, subject to certain exceptions, and no variable rate financings for six months from the closing of this offering, subject to certain exceptions.

Delivery of the shares of Common Stock, the Series A Warrants and the Series B Warrants offered hereby is expected to occur on or about January 23, 2025, subject to satisfaction of certain customary closing conditions.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, our executive officers, directors and holders of at least 5% of our common stock and securities exercisable for or convertible into common stock outstanding immediately upon the closing of this offering, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, whether currently owned or subsequently acquired, without the prior written consent of the Placement Agent, for a period of sixty (60) days after the closing date of the offering.

The Placement Agent, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, the Placement Agent will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Fees and Expenses

We have agreed to pay the Placement Agent a total cash fee equal to 8% of the aggregate gross proceeds received in the offering as well as a non-accountable expense allowance of up to $10,000. We will also pay the Placement Agent for their reasonable and documented out-of-pocket accountable legal expenses of up to $75,000. Under the Placement Agent Agreement, we agreed to bear the cost of the escrow agent and the cost of such clearing agent settlement and financing, if any, of up to $7,000.

Pursuant to a side letter between the Placement Agent and A.G.P./Alliance Global Partners (“A.G.P.”), dated December 20, 2024, A.G.P. agreed to be a financial advisor for the offering. In connection with the services provided by A.G.P., the Placement Agent and A.G.P. agreed to split equally to gross cash received in connection with the offering and the cash or warrants received pursuant to any right to participate in any subsequent financing or securities offering of the Company as a lead, sole, or joint underwriter, financial advisor or placement agent or pursuant to any tail provision that either A.G.P. or the Placement Agent may have with the Company.

	Per Share of Common Stock and Accompanying Series A Warrant and Series B Warrant	Total
Combined public offering price	$0.325	$9,000,000
Placement Agent’s fees	$0.026	$720,000
Proceeds to us, before expenses	$0.299	$8,280,000

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our Engagement Agreement with the Placement Agent. We have also agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Right of First Refusal

We have granted the Placement Agent a right of first refusal, subject to an exception, for a period of six (6) months following the closing of this offering, to act as sole book-running manager, sole underwriter or sole placement agent for each and every future brokered, placed, underwritten, or investment-bank-advised public and private equity or debt offering, including all equity linked financings, during such six (6) month period for the Company, or any successor to or any subsidiary of the Company, on terms customary to the Placement Agent and in compliance with FINRA Rule 5110(g)(6)(A).

Tail

We have also agreed to pay the Placement Agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, subject to certain exceptions, who with our written approval was contacted or introduced to us by the Placement Agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the twelve (12) month period following expiration or termination of the Placement Agent Agreement, subject to certain exceptions.

Other Relationships

From time to time, the Placement Agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

Regulation M Compliance

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Listing and Transfer Agent

Our Common Stock is listed on Nasdaq and trades under the symbol “HEPA.” The transfer agent for our Common Stock is Pacific Stock Transfer Company. There is no established public trading market for the Series A Warrants or the Series B Warrants, and we do not plan on making an application to list the Series A Warrants or the Series B Warrants on Nasdaq, any national securities exchange or other nationally recognized trading system. We will act as the registrar and transfer agent for the Series A Warrants and the Series B Warrants.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent, or by its affiliates. Other than this prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as a placement agent, and should not be relied upon by investors.

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the securities offered hereby. Sullivan & Worcester LLP, New York, New York, is acting as counsel for the Placement Agent in connection with this offering.

EXPERTS

The consolidated financial statements of Hepion Pharmaceuticals, Inc. (the “Company”) as of and for the year ended December 31, 2023 incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements of Hepion Pharmaceuticals, Inc. (the “Company”) as of and for the year ended December 31, 2022 incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.hepionpharma.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus and any subsequent prospectus supplement. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that relate to such items:

1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 16, 2024, the Amended Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on June 25, 2024 and Amendment No. 2 to Form 10-K/A for the year ended December 31, 2023 filed with the SEC on January 13, 2025;

2. The Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 21, 2024, August 13, 2024, and November 14, 2024;

3. The Company’s Current Reports on Form 8-K filed with the SEC on January 3, 2024, February 7, 2024, February 16, 2024, February 20, 2024, March 6, 2024, July 22, 2024, August 7, 2024, September 5, 2024, November 21, 2024, December 11, 2024 and January 15, 2025; and

4. The description of the Company’s common stock contained in the registration statement on Form 8-A filed with the SEC on February 24, 2015 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be by writing to or telephoning us at the following address: Hepion Pharmaceuticals, Inc., c/o Clementi Associates, 919 Conestoga Road, Building 3, Suite 115, Rosemont, PA 19010, (973) 214-3273. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

You also may access these filings on our website at http://www.hepionpharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

Up to 3,661,087 Shares of Common Stock

Up to 24,031,223 Pre-Funded Warrants to Purchase 24,031,223 Shares of Common Stock

Up to 27,692,310 Series A Warrants to Purchase up to 27,692,310 Shares of Common Stock

Up to 27,692,310 Series B Warrants to Purchase up to 27,692,310 Shares of Common Stock

Up to 79,415,843 Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants and Series B Warrants

PROSPECTUS

Sole Placement agent

LAIDLAW & COMPANY (UK) LTD.

January 21, 2025